Exhibit 10.46

Civitas Resources, Inc.
Amended & Restated Independent Director Compensation Program
This Amended & Restated Independent Director Compensation Program (this “Program”) of Civitas Resources, Inc. (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), effective as of May 31, 2023, sets forth the compensation payable to each member of the Board who is not an employee of the Company or any of its subsidiaries (each, an “Independent Director”) as consideration solely for service on the Board.
The compensation described in this Program shall be paid to each Independent Director automatically and without further action of the Board unless such Independent Director declines the receipt of such cash or equity compensation by written notice to the Company. The elements of the Program shall be as follows:
1.Annual director cash fee – none.
2.Annual committee-member cash fee – none.
3.Annual Board-chair cash fee – $125,000, paid on a quarterly basis.
4.Annual committee-chair cash fee – (A) $25,000 for Audit Committee, (B) $20,000 for Compensation Committee; (C) $15,000 for Nominating and Corporate Governance Committee; and (D) $20,000 for ESG Committee, with each paid on a quarterly basis.
5.Annual equity awards – deferred stock units (“DSUs”) with a grant-date fair value of $300,000, with the number of DSUs granted determined using the 30-trading day VWAP of the Company for the period ending on the day before the grant date; each annual award shall be automatically granted on the date of the annual meeting of the Company’s stockholders (an “Annual Meeting”) to each Independent Director who both (i) serves on the Board as of the date of such Annual Meeting and (ii) will continue to serve as an Independent Director immediately following such Annual Meeting; each annual award shall vest on the earlier of (a) the day immediately preceding the date of the first Annual Meeting following the grant date and (b) the first anniversary of the grant date, in each case, subject to the applicable Independent Director’s continued service on the Board through the applicable vesting date. Dividend equivalents on unvested DSUs shall be paid to Independent Directors if and when the underlying DSUs vest and dividend equivalents on vested DSUs shall be paid to Independent Directors at the time the applicable dividend is paid to the Company’s stockholders. Acceleration and forfeiture events are addressed below. For clarity, all DSU awards granted under this Program shall be subject to the terms and provisions of the Civitas Resources, Inc. 2021 Long Term Incentive Plan, Extraction Oil & Gas, Inc. 2021 Long Term Incentive Plan, or any other applicable Company equity incentive plan then-maintained by the Company, as applicable (such plans, collectively and as they may be amended from time to time, the “Equity Plans”) and shall be granted subject to award agreements in substantially the forms approved by the Board. All applicable terms of the Equity Plans apply to this Program as if fully set forth herein, and all DSU awards granted under this Program are subject in all respects to the terms of the applicable Equity Plan.
For so long as they remain Independent Directors, all Independent Directors shall be required to retain ownership of all shares of common stock of the Company (“Company Shares”) that they receive as a result of their DSU awards under this Program or under the predecessor Bonanza Creek Energy, Inc., Extraction Oil & Gas, Inc. (“Extraction”), or Crestone Peak Resources compensation programs.
Notwithstanding anything to the contrary within previous form award agreements for Extraction DSUs, in the event of an Independent Director’s cessation of service due to removal without cause, or due to death or disability, all unvested DSUs shall vest on an accelerated basis, and all vested Company Shares will be released to such Independent Director, effective on the date of the Independent Director’s cessation of service. In the event an Independent Director resigns voluntarily (except as a result of a change in control of the Company as described below), all of such Independent Director’s unvested DSUs shall be forfeited and cancelled at the effective time of the resignation; provided, however, that the Board shall have the discretion to waive such forfeiture in whole or in part; any Company Shares underlying DSUs that vested prior to such effective time of the resignation shall be released to such Independent Director upon his or her separation from service. Removal due to a conflict of interest, where an Independent Director cannot serve in multiple capacities long-term and chooses others over the Company, shall be deemed a voluntary resignation. By way of clarification, an Independent Director’s decision not to stand for reelection shall not be deemed a voluntary resignation; in such event, the Independent Director’s unvested DSUs shall vest in accordance with their terms (i.e., vest on the earlier of (a) the day immediately preceding the date of the next Annual Meeting (when the Independent Director’s term expires) and (b) the first anniversary of the grant date), and such Independent Director shall not receive any further grant of new DSUs. In the event of a change in control of the Company, all unvested DSUs shall vest on an accelerated basis upon such change in control.
If an Independent Director’s continuous service as a director of the Company terminates for cause (as determined by the Board in good faith) at any time, all of his or her DSUs (vested or unvested) shall be forfeited upon such termination for cause; provided, however, that the Board shall have the discretion to adjust the extent of such forfeiture based on the facts and circumstances associated with such Independent Director’s termination, any harm that was caused to the Company, and other considerations that the Board reasonably deems relevant to its decision.
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